Exhibit 10.2

WRAP-AROUND AGREEMENT

WRAP-AROUND AGREEMENT (the “Agreement"), dated this 6th day of March, 2012, by and among KENERGY SCIENTIFIC, INC. f/k/a SPEECHSWITCH, INC., a New Jersey corporation (the “Issuer”), GLYNNTECH, INC., a New Jersey corporation (the “Affiliate”), and ATG, INC., a California corporation (the “Purchaser”).

WHEREAS, the Issuer desires to fulfill debt obligations owed to Affiliate in the principal amount of Fifty Thousand and 00/100 ($50,000.00) Dollars owed from on or before June 18, 2009;

WHEREAS, the Issuer owes the Affiliate Fifty Thousand and 00/100 ($50,000.00) Dollars for the purchase of intellectual property by the Issuer from the Affiliate and for a loan given by the Affiliate to the Issuer, evidenced by a Promissory Note dated as of June 18, 2009 (the “Promissory Note”);

WHEREAS, the Issuer, the Affiliate and Epic Worldwide, inc. (the “Investor”) entered into a Wrap-Around Agreement dated June 22, 2010 (the “2010 Agreement”) pursuant to which the Investor acquired the Promissory Note from the Affiliate, and pursuant to which the Issuer allowed to convert the balance of principal and accrued but unpaid interest thereon into shares of the Issuer’s common stock, under the terms and conditions set forth therein;

WHEREAS, as consideration for the 2010 Agreement and the acquisition of the Promissory Note, the Investor issued Affiliate a Note in the original principal amount of Three Hundred Twelve Thousand and 00/11 ($312,000.00) Dollars (the “Epic Note”), of which the unpaid balance of principal due thereon is Fifty Thousand and 00/100 ($50,000.00) Dollars;

WHEREAS, the Investor has agreed to allow the Affiliate to assign to the Purchaser, and the Purchaser has agreed to accept, all of Investor’s right, title and interest in the Promissory Note in Exchange for Purchaser’s payment of the remaining principal due Affiliate on the Epic Note; and

WHEREAS, the Issuer does not have the disposable cash to satisfy the obligations set forth in the Promissory Note and has agreed to permit the Purchaser to convert any or all of the Promissory' Note into shares of the Issuer’s common stock, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment of Debt. The Affiliate hereby assigns the debt evidenced by the Promissory Note to the Purchaser form the inception of the debt, together with the unpaid principal and accrued but unpaid interest thereon;

1.1 The Issuer and the Affiliate hereby accept the assignment of the Promissory Note to the Purchaser.

1.2 As consideration for the assignment, the Purchaser hereby agrees to pay to the Affiliate the sum of Twenty Five Thousand and 00/100 ($25,000.00) Dollars in satisfaction of the Epic Note upon execution of this Agreement.

1.3 The Debt consists of Fifty Thousand and 00/100 ($50,000.00) Dollars for the purchase of intellectual property by the Issuer from the Affiliate and for a loan given by the Affiliate to the Issuer, secured by the Promissory Note. The Issuer hereby agrees, acknowledges, consents and stipulates, that full consideration has been rendered for said Debt and hereby waives any and all objections thereto.

1.4 THE ISSUER AND THE AFFILIATE HEREBY BOTH AGREE TO BE JOINTLY AND SEVERALLY LIABLE WITH FULL RECOURSE IN THE EVENT OF DEFAULT TO PURCHASER.

2. Modification of Terms and Conditions. The terms of this Agreement shall govern and supersede the original Promissory Note to the extent that any terms contained in the Promissory Note conflict with, the terns and conditions of this Agreement.

2.1 Convertibility. The terms and conditions of the Promissory Note shall be so modified or amended as to include a convertibility provision allowing the Purchaser to convert into common voting stock of the Issuer (“Conversion Shares”) at a price per share equal to $0.0005 per share for so long as any portion of unpaid principal or interest thereon remains on the Promissory. This Agreement shall be convertible in whole or in part into Conversion Shares. The remaining balance of the Debt shall continue to accrue interest and inure normally. The Purchaser shall only be able to convert the Debt up to the amount of the Epic Note repaid to the Affiliate; provided that payment will be deemed made to Affiliate and will not be required to be paid until 30 days after each set of Conversion Shares has cleared through the Issuer’s transfer agent and the Purchaser’s broker. In addition, the Purchaser shall not hold more than 4.99% of the issued and outstanding common shares of the Issuer at any one time. Further, until a conversion has been paid in full, no additional conversion notices or conversion are permitted hereunder and shall be void ab initio.

2.2 Interest Rate. The interest rate shall be the same as the original Note and continue during the term of this Agreement.

2.3 Call Provision. The Issuer shall have the right to repurchase all remaining Debt, plus any additional Debt, at an amount equal to 150% of the remaining unpaid principal and accrued but unpaid interest thereon of the Debt, within the first year of the execution hereof, and 130% thereafter.

2.4 Anti-Dilution. The Issuer hereby represents and warrants that any issuance, modification or creation of any class of security, or the granting of any beneficial interest in a security of the Issuer that will have a net dilutive effect on the Purchaser, including without limitation, any stock split, stock dividend, reverse stock split, or recapitalization, in regards to this instant Agreement will grant the Purchaser additional principal on the Debt in pecuniary compensation of the net dilutive effect on the Purchaser’s position and interest; provided that Issuer agrees not to undertake any such action without the prior written consent of the Purchaser.

2.5 Default Provisions. If the Issuer or the Affiliate suffers a “material adverse event,” the Purchaser shall have the right to call for adequate assurances from both the Issuer and the Affiliate reasonable and prudent as circumstances warrant. Failure to produce such adequate assurances within a reasonable period of time shall result in default.

2.5.1 Examples of Material Adverse Events, (a) deregistration of the Issuer’s common stock, either voluntary or involuntary; (b) bankruptcy, insolvency, a meeting of creditors, or the consultation of an attorney regarding bankruptcy; and (c) any failure of the Issuer to meets its obligations listed as current liabilities on its balance sheet in a timely manner,

2.5.2 Entrance in Default. Upon a default event, the Issuer and the Affiliate shall be jointly and severally liable for the remaining Debt.

2.5.3 Default Interest Upon a default event, the interest rate shall be 24.99% per annum, compounded, effective retroactively from the inception of this Agreement, less any converted amount, calculated as any Conversion Shares will be offset against the Debt nearest in time.

2.5.4 Nonpayment Any missed conversion shall constitute a default event.

2.6 Denovo of Debt and Extension of Payment Period. The Issuer hereby renews and affirms the debt as a legally binding obligation, regardless of any termination date or statute of limitation, and hereby extends the Debt for 5 years from the execution hereof, or the depletion and satisfaction of the Debt with all accrued interest thereon.

2.7 Transfer Agent Irrevocable Instructions. The Issuer hereby irrevocably instructs its Transfer Agent, current or successor, to issue said Conversion Shares upon request by Purchaser and waives all objections thereto.

2.8 Demand Registration Rights. The Issuer hereby grants the right to the Purchaser to register any and all issuances past, present and future, if the Purchaser shall request the registration thereof and the Issuer does not comply within 30 days, nor takes reasonable steps to comply therewith within 10 days. Implied rights to this Demand Registration shall include, but not be limited to:

2.8.1 Limited Power of Attorney to act as signatory for any and all registration statements.

2.8.2 Repayment of Registration Fees. If the Purchaser shall invoke its right under the Demand Registration, all fees, costs and disbursements, inclusive of attorneys’ fees, shall be added onto the Debt as additional principal.

2.9 Jurisdiction and Venue. All parties hereto consent to the jurisdiction of the Courts of the State of New Jersey.

2.10 Legal Opinions. The legal opinion(s) rendered pursuant to the terms and conditions, and resultant from this Agreement, shall be construed for the entire conversion process of the Debt, should full conversion occur. Issuer and Affiliate hereby agree, acknowledge, accept, consent and stipulate to provide any legal opinion acceptable to the Purchaser in a timely fashion; provided that if the Purchaser shall use its right to cause to be furnished its own legal opinion, Issuer and Affiliate hereby waive any and all rights to object thereto, except for blatant and generally accepted misstatements or omissions of fact, law or application thereof.

2.11 Capital Raise. The Purchaser endeavors to use its “best efforts” to raise between Five Hundred Thousand and 00/100 ($500,000.00) Dollars and Four Million and 00/100 ($4,000,000.00) Dollars for the benefit of the Issuer. “Best efforts” shall mean a good faith effort to raise the funds by contacting Purchaser's counterparties, but shall not be deemed to mean a guaranty on the part of Purchaser to make any payments or raise any funds for Issuer.

2.12 Assignment The Issuer and the Affiliate hereby consent to the assignment of Purchaser’s rights under the Agreement and the Debt to any lawful third party assignee.

3. Representations and Warranties

3.1 Issuer. The Issuer hereby represents and warrants the following material inducements:

3.1.1 Issuer shall hold a reserve of authorized but unissued shares of its common stock for the issuance of Conversion Shares.

3.1.2 The Issuer has no objection to, and hereby waives all objections, to a reasonable legal opinion(s) regarding the free trading nature of the Conversion Shares or the mechanics of the transaction.

3.1.3 All services constituting the Debt have been fully rendered for legitimate business purposes.

3.2 Affiliate. The Affiliate hereby represents and warrants the following material inducements:

3.2.1 The Affiliate will if necessary furnish a legal opinion regarding the free trading nature of the Conversion Shares and the mechanics thereof.

3.2.2 The services constituting the Debt have been fully rendered for legitimate purposes.

4. Miscellaneous

4.1 Execution. This Agreement may be executed in counterparts, each taken in conjunction equating a fully executed agreement; facsimile and scanned signatures may be accepted in lieu of original manual signatures.

4.2 Severability. This Agreement is not severable. If any term contained herein is found by a court of competent jurisdiction to be unenforceable, then the entire Agreement shall be rescinded, the consideration proffered by the Purchaser shall be refunded in its entirety, and any Conversion Shares will be cancelled.

4.3 Legal Fees. Legal fees for the production of this Agreement, and all other opinions and related agreements, shall be the responsibility of the Issuer and the Affiliate.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

4.5 Modification. This Agreement and the Debt may only be modified in a writing signed by all the parties hereto.

4.6 Term. This Agreement shall have a term of one year from the date hereof. All remaining conversion transactions that have been initiated prior to termination shall be completed in accordance herewith. Otherwise, upon termination, any unpaid balance on the Note shall revert back to the Affiliate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:
KENERGY SCIENTIFIC, INC.

By:  /s/ Kenneth P. Glynn
Name: Kenneth P. Glynn
Title: President

AFFILIATE	PURCHASER:
GLYNNTECH, INC.	ATG, INC.

By: /s/ Kenneth P. Glynn	By: /s/ Ongkaruck Sripetch
Name: Kenneth P. Glynn	Name: Ongkaruck Sripetch
Title: President	Title: President